Exhibit 99.1

NEWS RELEASE

Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909
Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MARY SAMMONS JOINS MAGELLAN HEALTH SERVICES

BOARD OF DIRECTORS

AVON, Conn. — July 26, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) announced today that Mary Sammons, 64, chairman of the board of directors of Rite Aid Corporation, has been appointed to Magellan’s board of directors.  With the addition of Sammons, Magellan’s board increases to nine members.

“Mary Sammons is an experienced business leader with significant knowledge of the health care industry, and we are pleased that she is joining our board,” said René Lerer, M.D., Magellan’s chairman and chief executive officer.  “The health care marketplace is continuing to evolve, and Magellan is positioned to leverage our significant clinical and operational expertise to continue to grow.  Mary’s background in successfully leading major companies through transformation will be invaluable as we look to the challenges and opportunities of the future.  She also has deep understanding of the growing trend of patient empowerment, which is a tangible outcome of health care reform and heightens the importance of the retail environment.”

Ms. Sammons has been chairman of the board of Rite Aid since June 2007 and has been a member of the company’s board of directors since December 1999, when she joined the company as president and chief operating officer.  She was named chief executive officer in 2003 and served in that role until June 2010.  Brought in as part of a new leadership team in 1999, Ms. Sammons accomplished successful operational turnaround of the company, including revamping more than 3,000 retail stores, increasing investments in technology to help the company compete more effectively, and rebuilding the company’s supply chain.  During her tenure, she created a new corporate culture and made important strides in restoring its brand identity.  Prior to joining Rite Aid, Ms. Sammons served as president and chief executive officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company.  She is a member of the board of the National Association of Chain Drug Stores, a trade association; director of StanCorp Financial Group, Inc.; and president of the Rite Aid Foundation.

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services, Inc., is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 31.5 million members in our behavioral health business, 18.5 million members in our radiology benefits management segment, and 4.9 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The Company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

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Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com